Unaudited Proforma Consolidated Financial Statements

On July 24, 2024, Flagstar Bank, National Association (“Flagstar”), the wholly owned subsidiary of Flagstar Financial, Inc. (the “Company”), entered into (1) an Agreement for the Bulk Purchase and Sale of Mortgage Servicing Rights (the “MSR Purchase Agreement”) with Nationstar Mortgage LLC, a Delaware limited liability company and operating subsidiary of Mr. Cooper Group Inc. (“Nationstar”), and (2) a related Asset Purchase Agreement (the “Asset Purchase Agreement”) with Nationstar. Pursuant to the terms of the MSR Purchase Agreement and the Asset Purchase Agreement, Flagstar agreed to sell certain assets, including mortgage servicing rights, subservicing contracts, and third-party origination assets, to Nationstar (the “Transaction”). The Transaction was completed on October 31, 2024.

The accompanying pro forma consolidated financial statements are presented to show the effects of the Transaction on the Company’s consolidated financial statements and reflect transaction accounting adjustments as further described below. The unaudited pro forma consolidated financial statements and the notes thereto should be read together with: the Company’s consolidated financial statements and the notes thereto as of and for the year ended December 31, 2023; the Management’s Discussion and Analysis included in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2023; and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024.

Unaudited Pro Forma Consolidated Statement of Condition

	As of June 30, 2024 (a)	Proforma Adjustments		Pro Forma
(in millions, except per share data)	(unaudited)
ASSETS:
Cash and cash equivalents	$18,990	$1,273	(c)	$20,263
Securities:				—
Debt Securities available-for-sale ($9,402 pledged at June 30, 2024)	10,535	—		10,535
Equity investments with readily determinable fair values, at fair value	14	—		14
Total securities net of allowance for credit losses	10,549	—		10,549
Loans held for sale ($1,451 measured at fair value, respectively)	7,845	—		7,845
Loans and leases held for investment, net of deferred loan fees and costs ($68 measured at fair value at June 30, 2024)	74,552	(374)	(d)	74,178
Less: Allowance for credit losses on loans and leases	(1,268)	—		(1,268)
Total loans and leases held for investment, net	73,284	(374)		72,910
Federal Home Loan Bank stock and Federal Reserve Bank stock, at cost	1,565	—		1,565
Premises and equipment, net	691	—		691
Core deposit and other intangibles	557	—		557
Mortgage servicing rights	1,122	(1,089)	(d)	33
Bank-owned life insurance	1,586	—		1,586
Other assets	2,866	(13)	(d)	2,853
Total assets	$119,055	$(203)		$118,852
LIABILITIES AND STOCKHOLDERS' EQUITY:				—
Deposits:				—
Interest-bearing checking and money market accounts	$21,740	$—		$21,740
Savings accounts	10,638	—		10,638
Certificates of deposit	28,780	—		28,780
Non-interest-bearing accounts	17,874	—		17,874
Total deposits	79,032	—		79,032
Borrowed funds:				—
Federal Home Loan Bank and Federal Reserve Bank advances	27,750	—		27,750
Repurchase agreements	121	—		121
Total wholesale borrowings	27,871	—		27,871
Junior subordinated debentures	580	—		580
Subordinated notes	441	—		441
Total borrowed funds	28,892	—		28,892
Other liabilities	2,476	(333)	(d)	2,143
Total liabilities	110,400	(333)		110,067
Mezzanine equity:				—
Preferred stock - Series B	258	—		258
Stockholders' equity:
Preferred stock - Series A	503	—		503
Common stock at par 0.01 (666,666,666 shares authorized; 358,864,464 shares issued; and 351,304,364 shares outstanding)	4	—		4
Paid-in capital in excess of par	8,997	—		8,997
(Accumulated deficit)/Retained earnings	(270)	130	(e)	(140)
Treasury stock, at cost (7,560,100 shares)	(223)	—		(223)
Accumulated other comprehensive loss, net of tax:
Net unrealized loss on securities available for sale, net of tax of $256	(674)	—		(674)
Net unrealized loss on pension and post-retirement obligations, net of tax of $11	(28)	—		(28)
Net unrealized gain on cash flow hedges, net of tax of $(32)	88	—		88
Total accumulated other comprehensive loss, net of tax	(614)	—		(614)
Total stockholders’ equity	8,397	130		8,527
Total liabilities, Mezzanine and Stockholders’ Equity	$119,055	$(203)		$118,852

Unaudited Pro Forma Consolidated Statements of (Loss) Income

(in millions, except per share data)	Six Months Ended June 30, 2024 (a)	Proforma Adjustments (f)		Pro forma
INTEREST INCOME:
Loans and leases	$2,360	$—		$2,360
Securities and money market investments	701	—		701
Total interest income	3,061	—		3,061
INTEREST EXPENSE:
Interest-bearing checking and money market accounts	446	78	(g)	524
Savings accounts	111	—		111
Certificates of deposit	628	—		628
Borrowed funds	695	—		695
Total interest expense	1,880	78		1,958
Net interest income	1,181	(78)		1,103
Provision for credit losses	705	—		705
Net interest income after provision for credit loan losses	476	(78)		398
NON-INTEREST INCOME:
Fee income	75	(34)		41
Bank-owned life insurance	22	—		22
Net return on mortgage servicing rights	40	(40)		—
Net gain on loan sales and securitizations	38	(27)		11
Net loan administration (loss) income	11	(6)	(g)	5
Bargain purchase gain	(121)	—		(121)
Other	58	—		58
Total non-interest income	123	(107)		16
NON-INTEREST EXPENSE:
Operating expenses:
Compensation and benefits	645	(37)		608
FDIC insurance	141	—		141
Occupancy and equipment	104	(2)		102
General and administrative	369	(49)		320
Total operating expense	1,259	(88)		1,171
Intangible asset amortization	68	—		68
Merger-related and restructuring expenses	77	—		77
Total non-interest expense	1,404	(88)		1,316
(Loss) income before income taxes	(805)	(97)		(902)
Income tax (benefit) expense	(155)	(25)		(180)
Net (loss) income	$(650)	$(72)		$(722)
Preferred stock dividends	18	—		18
Net (loss) income available to common stockholders	$(668)	$(72)		$(740)

Earnings per common share:
Basic (loss) earnings per common share	$(2.47)			$(2.74)
Diluted (loss) earnings per common share	$(2.47)			$(2.74)

Shares used in computing earnings per common share:
Basic	269,902,354			269,902,354
Diluted	269,902,354			269,902,354

Unaudited Pro Forma Consolidated Statements of (Loss) Income

(in millions, except per share data)	Year Ended December 31, 2023 (b)	Proforma Adjustments (f)		Proforma
INTEREST INCOME:
Loans and leases	$4,509	$—		$4,509
Securities and money market investments	982	—		982
Total interest income	5,491	—		5,491
INTEREST EXPENSE:
Interest-bearing checking and money market accounts	943	168	(h)	1,111
Savings accounts	169	—		169
Certificates of deposit	646	—		646
Borrowed funds	656	—		656
Total interest expense	2,414	168		2,582
Net interest income	3,077	(168)		2,909
Provision for credit losses	833	—		833
Net interest income after provision for credit loan losses	2,244	(168)		2,076
NON-INTEREST INCOME:
Fee income	172	(63)		109
Bank-owned life insurance	43	—		43
Net loss on securities	(1)	—		(1)
Net return on mortgage servicing rights	103	(103)		—
Net gain on loan sales and securitizations	89	(85)		4
Net loan administration income	82	11	(h)	93
Bargain purchase gain	2,131	—		2,131
Other	68	—		68
Total non-interest income	2,687	(240)		2,447
NON-INTEREST EXPENSE:				0
Operating expenses:				0
Compensation and benefits	1,149	(72)		1,077
Occupancy and equipment	200	(2)		198
General and administrative	750	(109)		641
Total operating expense	2,099	(183)		1,916
Intangible asset amortization	126	—		126
Merger-related and restructuring expenses	330	—		330
Goodwill impairment	2,426	—		2,426
Total non-interest expense	4,981	(183)		4,798
(Loss) Income before income taxes	(50)	(225)		(275)
Income tax expense	29	(59)		(30)
Net (loss) income	$(79)	$(166)		$(245)
Preferred stock dividends	33	—		33
Net (loss) income available to common stockholders	$(112)	$(166)		$(278)

Earnings per common share:
Basic (loss) earnings per common share	$(0.47)			$(1.17)
Diluted (loss) earnings per common share	$(0.47)			$(1.17)

Shares used in computing earnings per common share:
Basic	237,881,183			237,881,183
Diluted	237,881,183			237,881,183

Notes to the Unaudited Pro Forma Consolidated Financial Statements

Note 1 - Basis of Presentation

The unaudited pro forma consolidated statement of condition of the Company as of June 30, 2024 is presented as if the Transaction, as described in the Company's Current Report on Form 8-K filed on July 29, 2024, had occurred at June 30, 2024. The unaudited pro forma consolidated statements of (loss) income for the year ended December 31, 2023 and for the six months ended June 30, 2024 are presented as if the disposition had occurred on January 1, 2023. The unaudited pro forma consolidated financial statements and related notes were prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma consolidated financial statements are based on the historical financial statements of the Company for each period presented and in the opinion of the Company’s management, all adjustments and disclosures necessary for a fair presentation of the pro forma data have been made. These adjustments do not reflect any expenses incurred outside of the mortgage servicing, subservicing and third-party origination platforms, including those related to interest expense or shared services.

The unaudited pro forma consolidated financial statements are presented for illustrative purposes only, are based on information currently available, do not reflect all actions that may be undertaken by the Company after completion of the sale, and are not necessarily indicative of the results of operations or financial condition that would have been achieved had the disposition been completed as of the dates indicated nor do they purport to project the future financial position or operating results to be expected in any future period.

Note 2 - Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma consolidated financial statements and are based on preliminary estimates, which may change as additional information is obtained.

a. Reflects the Company's historical unaudited consolidated statement of condition and historical unaudited consolidated statement of (loss) income as of and for the six months ended June 30, 2024, as presented in the Company’s Quarterly Report on Form 10-Q, as filed with the SEC on August 9, 2024.

b. Reflects the Company's historical consolidated statement of (loss) income for the year ended December 31, 2023, as presented in the Company’s Annual Report on Form 10-K/A, as filed with the SEC on March 15, 2024.
c. Reflects total cash and other consideration of $1,273 million from the Transaction, inclusive of the amount settled on October 31, 2024 and a customary five percent holdback related to mortgage servicing rights to be settled later in the fourth quarter 2024. The cash consideration from the purchaser consists of the net asset value of the assets purchased pursuant to the MSR Purchase Agreement and the Asset Purchase Agreement. The purchase price is subject to the settlement of customary post-closing adjustments based on the final determination of the net asset value of the assets purchased and liabilities assumed, which are not expected to be material.
d. Amounts represent the adjustments necessary to remove the assets and liabilities divested by the Company in accordance with the Transaction.
e. Reflects the estimated gain on sale, net of tax, of approximately $130 million. Subsequent to the transaction, the Company also expect to incur pre-tax costs, primarily the impairment of capitalized assets related to our mortgage servicing and third-party origination platform not included in the transaction and severance costs associated with the transaction totaling approximately $75 million.

f. Amounts represent the adjustments necessary to remove the historical revenues and expenses of the Company related to the assets and liabilities divested by the Company in accordance with the Transaction.

g. Charges on custodial deposits previously netted in loan administration income have been reclassified to interest expense related to this transaction. Although they remain with the bank at the time of the transaction, we expect approximately $4 billion of custodial deposits associated with our mortgage servicing activities and the related interest expense to transfer out of the Bank over the course of the five months following the October 31, 2024 close.

Loan administration income for the six months ended June 30, 2024 includes the elimination of $84 million of subservice fee income and a $78 million reclassification of charges on custodial deposits previously netted in loan administration income to interest expense, for a net decrease of $6 million

Notes to the Unaudited Pro Forma Consolidated Financial Statements

h. Charges on custodial deposits previously netted in loan administration income have been reclassified to interest expense related to this transaction. Although they remain with the bank at the time of the transaction, we expect approximately $4 billion of custodial deposits associated with our mortgage servicing activities and the related interest expense to transfer out of the Bank over the course of the five months following the October 31, 2024 close.

Loan administration income for the twelve months ended December 31, 2023 includes the elimination of $157 million of subservice fee income and a $168 million reclassification of charges on custodial deposits previously netted in loan administration income to interest expense, for a net increase of $11 million.